As filed with the Securities and Exchange Commission on February 3, 2023

Registration No. 333-253628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-253628

UNDER

THE SECURITIES ACT OF 1933

STORE Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	45-2280254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255

(480) 256-1100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad A. Freed

8377 East Hartford Drive

Suite 100

Scottsdale, AZ 85255

(480) 256-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blair T. Thetford

Michael Hong

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

STORE Capital Corporation, a Maryland corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (No. 333-253628) (the “Registration Statement”), previously filed with the Securities and Exchange Commission on February 26, 2021 to terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement pertaining to the registration of an indeterminate amount and number of common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, debt securities, depositary shares, purchase contracts, units, warrants, and or any combination of the foregoing (collectively, the “securities”), for issuance and sale by the Company of up to an indeterminate aggregate proposed offering price.

On February 3, 2023, the Company’s securities were voluntarily delisted from the New York Stock Exchange. In connection with the delisting, the Company’s equity securities have ceased to be publicly traded and the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, and terminates the effectiveness of the Registration Statement. After giving effect to the Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on February 3, 2023:

STORE Capital Corporation

By:	/s/ Chad. A Freed
Name: Chad A. Freed
Title: Executive Vice President—General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.